AMENDMENT NUMBER TWO
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                             1993 STOCK OPTION PLAN
                   (AMENDED AND RESTATED AS OF MARCH 27, 1996)



         WHEREAS, Countrywide Credit Industries, Inc. (the "Company") desires to amend its 1993 Stock Option Plan, amended and restated as of March 27, 1996 (the "Plan"), to allow for the naming of death beneficiaries to exercise options upon the death of an Optionee so as to avoid the inclusion of options in an optionee's probate estate in certain jurisdictions;

     NOW, THEREFORE,  the Plan shall be amended as follows  effective  September
          10, 1997:

     1. The first sentence of Section 7(a) shall be amended to read as follows:

     (a) Non-transferability. No option granted hereunder shall be transferred by the Optionee to whom granted otherwise then pursuant to a beneficiary designation made under Section 14(d) hereof or by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative.

     2.   Section  7(d)(4)  shall be amended in its entirety to read as follows:
          (4) If an Optionee dies while a director or an employee of the Company or any Subsidiary or within three (3) months after termination as described in clause (1) of this Section 7(d) or within one (1) year after termination as a result of Disability as described in clause (2) of this Section 7(d), the Option may be exercised at any time within one (1) year after the Optionee's death by the person or persons to whom the Optionee's rights pass by designation pursuant to Section 14(d), or, absent such a designation, by the person or persons to whom such rights under the Option shall pass by will or by the laws of descent and distribution; provided, however, that an Option may be exercised to the extent, and only to the extent, that the Option or portion thereof was exercisable on the date of death or earlier termination.

     3.   New  Sections  14(c)  and (d) shall be added to read as  follows:

     (c) Effect of Death. In the event of the death of any Optionee hereunder, the term "Optionee" as used hereunder shall thereafter be deemed to refer to the beneficiary or beneficiaries designated pursuant to
          Section 14(d) hereof or if no such designation is in effect, the person to whom the Optionee's rights pass by will or applicable law, or, if no such person has such right, the executor or administrator of the estate of such Optionee.

     (d) Designation of Beneficiaries. An Optionee hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however that if the Committee is in doubt as to the entitlement of any such beneficiary to any

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     Option,  the  Committee   may   determine  to  recognize   only  the  legal
          representative of the Optionee in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

IN WITNESS WHEREOF, the Company has caused this second amendment to be executed by its duly authorized officer this ____ day of September, 1997.

     Countrywide Credit Industries, Inc.



     By:____________________________
     Sandor E. Samuels
     Managing Director

Attest:


-------------------------------
Gwen J. Eells
Assistant Secretary



LT972510.092/2+